UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2005

Netsmart Technologies, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-21177	13-3680154
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation	File No.)	Identification No.)

3500 Sunrise Highway, Suite D-122, Great River, New York 11739
(Address of Principal Executive Office)

Registrant's telephone number, including area code: (631) 968-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (SEE General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 20, 2005, Netsmart Technologies, Inc. (the “Registrant”) entered into a merger agreement with CMHC Systems, Inc. and Hayes Acquisition Corp., a newly-formed wholly-owned subsidiary of the Registrant. Pursuant to the Merger Agreement, upon the consummation of the merger, the owners of CMHC common stock and common stock purchase warrants will have the right to receive cash and .45175 of a share of the Registrant’s common stock. The total amounts of cash and stock deliverable by Netsmart upon consummation of the merger is $13 million in cash and 435,730 shares of Common Stock. In addition, former securities holders of CMHC will also have the right to receive the amount, if any, by which the Net Working Capital of CMHC on the closing date of the merger is greater than a negative $7.5 million.

In addition, a shareholder of CMHC beneficially owning approximately 68% of CMHC's common stock entered into a Shareholders Voting Agreement (the "Voting Agreement") pursuant to which such shareholder agreed to vote all of the shares of CMHC common stock that the shareholder is entitled to vote at any meeting, or in connection with any written consent, of the shareholders of CMHC in favor of the merger, the adoption of the Agreement and the other actions contemplated by the Agreement.

The Merger Agreement, together with exhibits, is filed as Exhibit 10.1 hereto and the Voting Agreement is filed as Exhibit 10.2 hereto.

A press release announcing the transaction and the offering of the securities described in Item 3.02, below is filed as Exhibit 99.1 hereto.

Item 3.02. Unregistered Sales of Equity Securities.

(a)  On September 19, 2005, Netsmart Technologies, Inc. (the “Registrant”) agreed to sell an aggregate 653,623 shares of common stock and warrants to purchase 163,406 shares of common stock. The closing of the offering is subject to the closing of the merger described in Item 1.01 above on or before November 3, 2005.

(c )  The Registrant will receive $6,000,000 in gross proceeds and pay commissions of $300,000. The Registrant will also issue a warrant to purchase 32,681 shares to the placement agent, Griffin Securities, Inc.

(d) The sale of the securities was exempt from registration pursuant to Section 4(2) of the Securities Act, as an offering under Rule 506 of Regulation D. The sale was to a total of ten accredited investors, all of which received restricted securities.

(e) The warrants are exercisable for a five-year period at an exercise price of $11.00 per share. The exercise price and number of shares subject to exercise are subject to adjustment pursuant to anti-dilution provisions. In addition, the Registrant has the option to require the exercise of any outstanding warrants if, after the first anniversary of the closing date, the closing Volume Weighted Average Price of the Registrant’s Common Stock is equal to or greater than $30.00 per share for 20 consecutive trading days; provided that the shares sold in the offering and the shares underlying the warrants are freely tradable.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

10.1
Agreement and Plan of Merger dated as of September 20, 2005, by and among CMHC Systems, Inc., Hayes Acquisition Corp., Netsmart Technologies, Inc. and solely in the capacity of, and for the limited purpose of serving as, the Securities Holders’ Representative, John Paton.

10.2	Shareholders Voting Agreement dated as of September 20, 2005, by and among Hayes Acquisition Corp., Netsmart Technologies, Inc. and John Paton.

99.1	Press Release dated September 20, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETSMART TECHNOLOGIES, INC.

Date: September 21, 2005	By:	/s/James L. Conway
James L. Conway
Chairman, President Chief Executive Officer and Director (Principal Executive Officer)